Exhibit 99.1

NEWS RELEASE
For Immediate Release	Contact:	Timothy McKenna
tmckenna@rocksp.com
609-734-6430

Rockwood Holdings Prepays $200 Million in Secured Debt

Princeton, NJ (July 29, 2010) —Rockwood Holdings, Inc., (NYSE: ROC) announced today that it has voluntarily prepaid $200 million of its senior secured term debt with available cash from operations.

As a result of the prepayment, Rockwood reduced its total debt from $2,310 million to $2,110 million on a pro forma basis as of June 30, 2010 and reduced its covenant ratio (net secured debt/Adjusted EBITDA) from 2.79 to 2.48, on a pro forma basis as of June 30, 2010.  Rockwood’s total net debt to Adjusted EBITDA ratio, which was at 3.01 at June 30, 2010, remains unchanged.

The prepayment also reduces interest expense going forward.  The prepayment would have had the effect of reducing Rockwood’s interest expense for the six months ended June 30, 2010 from $78.1 million to $72.0 million.

Seifi Ghasemi, Rockwood chairman and chief executive officer, said, “Rockwood’s specialty chemical and advanced materials businesses continue to generate strong free cash flow, and we believe we have ample liquidity.  This prepayment demonstrates our confidence in our performance and is consistent with our stated goal to reduce our debt over the next 24 months and create value for our shareholders.”

The prepaid debt was reflected as long-term on Rockwood’s balance sheet in the press release dated July 27, 2010.  It will be classified as current in the Form 10-Q for the second quarter of 2010 due to this prepayment.

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Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,700 people and annual net sales of approximately $3.0 billion. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2009 Form 10-K on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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